FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)
Philip Morris Companies Inc.				Kraft Foods Inc. (NYSE - KFT)					Director	X 10% Owner

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4.	Statement for Month/Day/Year		Officer (give title below)	Other (specify below)
	120 Park Avenue						12/03/2002

(Street)						5.	If Amendment, Date of Original (Month/Day/Year)	7.	Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than
	New York	New York	10017						One Reporting Person

	(City)	(State)	(Zip)
				Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date	2A.	Deemed Execution Date, if any	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
			(Month/Day/Year)		(Month/Day/Year)
							Code	V		Amount	(A) or (D)	Price

Class A common stock			12/3/02				P			4,000	(A)	$37.70

Class A common stock			12/3/02				P			2,000	(A)	$37.79

Class A common stock			12/3/02				P			4,000	(A)	$37.81

Class A common stock			12/3/02				P			4,000	(A)	$37.83

Class A common stock			12/3/02				P			10,000	(A)	$37.84

Class A common stock			12/3/02				P			4,000	(A)	$37.86

Class A common stock			12/3/02				P			7,000	(A)	$37.87

Class A common stock			12/3/02				P			8,000	(A)	$37.90

Class A common stock			12/3/02				P			4,000	(A)	$37.93

Class A common stock			12/3/02				P			4,000	(A)	$37.94

Class A common stock			12/3/02				P			4,000	(A)	$37.97

Class A common stock			12/3/02				P			4,000	(A)	$38.02

Class A common stock			12/3/02				P			4,000	(A)	$38.03

Class A common stock			12/3/02				P			4,000	(A)	$38.04

Class A common stock			12/3/02				P			4,000	(A)	$38.05

Class A common stock			12/3/02				P			4,000	(A)	$38.09

Class A common stock			12/3/02				P			4,000	(A)	$38.10

Class A common stock			12/3/02				P			4,000	(A)	$38.12

Class A common stock			12/3/02				P			4,000	(A)	$38.26

Class A common stock			12/3/02				P			4,000	(A)	$38.30

Class A common stock			12/3/02				P			4,000	(A)	$38.40		275,095,000		D

FORM 4 (Continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

									Code	V		(A)	(D)		Date Exercisable	Expiration Date

			XXX		XXX		XXX		XXX			XXX			XXX	XXX

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

	XXX	XXX		XXX		XXX		XXX

Explanation of Responses: XXX

/s/ AMY J. ENGEL Vice President and Treasurer	December 5, 2002
**Signature of Reporting Person	Date
Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.
*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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Last update: 09/05/2002